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                                                                   Exhibit 10.29

                             M-Foods Holdings, Inc.

                           Deferred Compensation Plan

1.0 PURPOSE. M-Foods Holdings, Inc., f/k/a THL Food Products Holding Co., a Minnesota corporation ("MF"), (herein, together with its successors, referred to as the "Company") by means of this nonqualified deferred compensation plan (the "Plan") desires to grant certain employees of MF (the "Participants") the right to participate in a deemed investment in Class A Units of THL-MF Investors, LLC ("Investors") in exchange for the cancellation of certain stock options granted to Participants under the M-Foods Holdings, Inc. 2001 Stock Option Plan ("Options") as reflected in those certain Option Cancellation Agreements, dated as of November 20, 2003. In addition, in connection with the establishment of the Plan, all deferred compensation obligations pursuant to applicable employment agreements, each dated as of April 10, 2001 with MF (the "Employment Agreements") and severance and deferred compensation agreements, each dated as of April 10, 2001 (the "Deferred Compensation Agreements"), and certain bonus payments made in connection with the sale of the dairy business of Michael Foods, Inc. (the "Bonuses") shall be governed by the terms of this Plan and deemed invested in Class A Units. The Plan shall be effective as of November 20, 2003 (the "Effective Date").

2.0  DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

2.1 "Affiliate" shall mean, as to any Person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

2.2  "Board" shall mean the Board of Directors of the Company.

2.3 "Change in Control" shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties on an arm's-length basis, pursuant to which (a) such party or parties, directly or indirectly, acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company common stock pursuant to an offering registered under the 1933 Act, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, and its affiliates

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     cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

2.4  "Class A Units" shall mean the Class A Units of Investors.

2.5 "Committee" shall mean, as the case may be, the Board of Directors of the Company or a committee appointed by the Board of Directors of the Company.

2.6  "Deferred Amount" shall have the meaning set forth in Section 4.1.

2.7 "Deferred Compensation Account" shall mean a notional account established and maintained by the Company for a Participant which shall record the deemed investment in Class A Units with respect to each Participant under
     Section 4.1 below. This notional account shall be established by the Company for bookkeeping purposes only, and no separate funds shall be segregated by the Company for the benefit of the Participant.

2.8  "Investors" shall have the meaning set forth in the preamble.

2.9  "Option" shall have the meaning set forth in the preamble.

2.10 "Option Cancellation Agreement" shall mean an agreement between a Participant and the Company canceling Options pursuant to the Agreement and Plan of Merger made as of October 10, 2003 (the "Merger Agreement"), by and among THL Food Products Holding Co., a Delaware corporation, THL Food Products Co., a Delaware corporation, M-Foods Holdings, Inc., a Delaware corporation, and M-Foods Investors, LLC, a Delaware limited liability company, as representative of certain stockholders, and providing for the establishment of deferred compensation amounts resulting from the cancellation of Options and deferral of the Bonuses and the transfer of deferred compensation amounts under the Employment Agreements and the Deferred Compensation Agreements to this Plan.

2.11 "Person" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, or a trust.

2.12 "Subsidiary" shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the voting stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

3.0 ELIGIBILITY AND PARTICIPATION. Any employee of the Company or any of its Subsidiaries as of the Effective Date who has entered into an Option Cancellation Agreement.

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4.0  DEFERRED COMPENSATION ACCOUNT

4.1 Establishment of Deferred Compensation Account. In connection with a Participant's entering into an Option Cancellation Agreement, the Company shall credit in the form of deemed investment in Class A Units to the Participant's Deferred Compensation Account an amount equal to that as set forth in Participant's Option Cancellation Agreement as a result of (i) the cancellation of Options, (ii) the transferred amount of Bonuses and (iii) the transferred amount of any deferred compensation obligations arising under an Employment Agreement or Deferred Compensation Agreement, as applicable (collectively, the "Deferred Amount").

4.2 Amount of Payout. (a) With respect to the Deferred Compensation Account, the Deferred Amount shall be deemed invested (i.e., an actual investment will not be made), as of the Effective Date, in Class A Units of the Company. The Company shall credit a Participant's Deferred Compensation Account with certain of the distributions that would be received by the Deferred Compensation Account if such Deferred Compensation Account were actually invested in the manner set forth in the preceding sentence in Class A Units, the extent of such crediting to be in accordance with the calculations set forth in the following paragraph. All amounts in a Participant's Deferred Compensation Account shall be subject to the claims of the creditors of the Company.

     (b) The Company shall credit the Participant's Deferred Compensation Account with any distributions made in respect of such Class A Units pursuant to or in accordance with the Sections 4.4(a)(i) and 4.4(a)(ii) of Investor's Amended and Restated Limited Liability Agreement, dated November 20, 2003 (the "LLC Agreement"). In the event the Company distributes non-cash property to holders of Class A Units pursuant to Sections 4.4(a)(i) or 4.4(a)(ii) of the LLC Agreement, the Company shall credit a Participant's Deferred Compensation Account in the amount equal to the fair market value of such property, as determined by the Management Committee of Investors. A Participant's Deferred Compensation Account shall not be credited with any distributions made in respect of Class A Units pursuant to or in accordance with any subsections of Section 4.4 of the LLC Agreement other than Section 4.4(a)(i) and 4.4(a)(ii) thereof. In the event that Class A Units are sold by one or more holders of Class A Units to a buyer unrelated on the date hereof to the holders of Class A Units, the Company shall credit a Participant's Deferred Compensation Account with an amount equal to the result of (x) the percentage of outstanding Class A Units being purchased by an unrelated buyer (including, for purposes of this percentage calculation, the number of Class A Units deemed held in all Deferred Compensation Accounts and any other unfunded, unsecured nonqualified deferred compensation arrangements similarly established to be deemed to hold Class A Units) multiplied by (y) the number of Class A Units deemed held in such Participant's Deferred Compensation Account multiplied by (z) the lesser of (i) the amount per Unit of cash or fair market value of any property, as determined by the Management Committee of Investors, received by holders of Class A Units

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     in exchange of such holder's Class A Units and (ii) the sum of the
     Unreturned Capital and Unpaid Preferred Return (as such terms are defined in the LLC Agreement) of a Class A Unit (assuming such Class A Unit was issued on the date hereof; it being understood and agreed that any credit made pursuant to this sentence shall, with respect to future distributions, reduce the number of Class A Units deemed held by the Deferred Compensation Account by the percentage described in subclause (x) of this sentence.

     (c) Participant shall receive from the Company distributions from his or her Deferred Compensation Account, in the amount indicated, upon the occurrence of the following events: (i) upon a Change in Control, Participant shall receive a total distribution of the amount then deemed held in the Deferred Compensation Account; (ii) upon the tenth anniversary of the date hereof, Participant shall receive a total distribution of the amount then deemed held in the Deferred Compensation Account; and (iii) upon the purchase by Investors of any of Participant's Class B Units of Investors pursuant to Section 5.2 of the Participant's Management Unit Subscription Agreement, Participant shall receive a distribution from the Deferred Compensation Account equal to the result of (x) the percentage of Participant's Class B Units being purchased by Investors multiplied by (y) the number of Investors' Class A Units deemed held in the Deferred Compensation Account multiplied by (z) the lesser of (A) the fair market value of an Investors' Class A Unit, as determined by the Management Committee of Investors and (B) the sum of the Unreturned Capital and Unpaid Preferred Return (as such terms are defined in the LLC Agreement) of an Investors' Class A Unit (assuming such Investors' Class A Unit was issued on the date hereof; it being understood and agreed that any distribution made pursuant to clause (iii) of this sentence shall, with respect to future distributions, reduce the number of Investors' Class A Units deemed held by the Deferred Compensation Account of such Participant by the percentage described in subclause (x) of such clause (iii).

4.3 Method of Payment. The form of payment made with respect to any of the foregoing distributions shall be a cash payment except that (1) in the event of a Change in Control in which the consideration effecting such Change in Control is non-cash consideration, such distribution may be made in the form of such non-cash consideration, the fair market value of which shall be determined by the Management Committee of Investors, and (2) in the event of a distribution of the type described in Section 4.2(c)(iii) above, if, with respect to the Company, any of the Cash Deferral Conditions (as such term is defined in the Participant's Management Unit Subscription Agreement) exists, the portion of the cash payment so affected may be made by the delivery of the Company's unfunded and unsecured promise to pay Participant the portion of the cash payment so affected in cash, together with interest, at the first date on which the Cash Deferral Conditions no longer exist. The interest on such delayed cash payment will accrue annually at the "prime rate" published by The Wall Street Journal on the date the Company delivers its unfunded and unsecured promise.

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4.4  Award Agreement. The establishment of a Deferred Compensation Account for any Participant shall be evidenced by an Option Cancellation Agreement that shall be signed by the Committee or its authorized delegate and the Participant. Such Option Cancellation Agreement shall set forth the deemed investment in Class A Units initially credited to the Participant's Deferred Compensation Account.

5.0  ADMINISTRATION

5.1 Responsibility. The Committee shall have the responsibility to administer the Plan in accordance with its terms and shall have the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.

5.2 Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 5.2, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent.

6.0 WITHHOLDING TAXES. The Company may require a Participant to reimburse the Company for any taxes required by any governmental authority to be withheld or otherwise deducted and paid by the Company or any Subsidiary in respect of the payment of any amounts paid under the Plan. In lieu thereof, the Company or Subsidiary shall have the right to withhold the amount of such taxes from any other payments due or to become due from the Company or the Subsidiary to the Participant upon such terms and conditions as the Committee shall prescribe.

7.0  AMENDMENT AND TERMINATION

7.1 Termination and Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 7.1 shall be effective with respect to any Participant without such Participant's express written consent.

8.0  MISCELLANEOUS

8.1 Transferability. Each Deferred Compensation Account under the Plan and any interest therein shall not be transferable otherwise than by will or the laws of descent and distribution. Any purported transfer of an award or any interest therein to a creditor of a Participant shall be void.

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8.2  No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. Unless otherwise agreed in writing by the Company, a Participant shall not take any position inconsistent with such treatment by the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and participants' right to payment is unsecured. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

8.3 No Right to Continued Employment or Service. The Participant's rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time.

8.4 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

8.5 Other Benefits. No award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary nor affect any benefits or compensation under any other benefit or compensation plan of the Company or any Subsidiary now or subsequently in effect.

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